Exhibit (g)(17)

AMENDMENT TO CUSTODIAN CONTRACT

This Amendment to Custodian Agreement (“Amendment”) is made as of February 19, 2014, by and between Artisan Partners Funds, Inc. (the “Fund”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Fund and the Custodian entered into that certain Custodian Contract dated as of March 7, 1995 (as amended, modified and supplemented from time to time, the “Agreement”); and

WHEREAS, the Fund and the Custodian desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing, the Fund and the Custodian hereby agree to amend the Agreement, pursuant to the terms thereof, as follows.

1. In the event that the Fund directs the Custodian in writing to perform loan services with respect to a Portfolio, the Custodian and the Fund hereby agree to be bound by the terms of the Loan Services Addendum attached hereto and hereby made part of the Agreement and the Fund shall reimburse the Custodian for its fees and expenses related thereto as agreed upon from time to time in writing by the Fund and the Custodian.

2. Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

3. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature page follows.]

Exhibit (g)(17)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first written above.

ARTISAN PARTNERS FUNDS, INC.

By:	/s/ Gregory K. Ramirez
Name: Gregory K. Ramirez
Title: Chief Financial Officer & Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

Exhibit (g)(17)

LOAN SERVICES ADDENDUM

TO CUSTODIAN CONTRACT

ADDENDUM to that certain Custodian Contract (the “Custodian Agreement”) by and Artisan Partners Funds, Inc. (the “Fund”) and State Street Bank and Trust Company, including its subsidiaries and other affiliates (the “Custodian”). As used in this Addendum, the term “Fund”, in relation to a Loan (as defined below), includes a Portfolio on whose behalf the Fund acts with respect to the Loan.

The following provisions will apply with respect to interests in commercial loans, including loan participations, whether the loans are bilateral or syndicated and whether any obligor is located in or outside of the United States (collectively, “Loans”), made or acquired by the Fund on behalf of one or more of its Portfolios.

SECTION 1. PAYMENT CUSTODY. If the Fund wishes the Custodian to receive payments directly with respect to a Loan for credit to the bank account maintained by the Custodian for the Fund under the Custodian Agreement,

(a) the Fund will cause the Custodian to be named as the Fund’s nominee for payment purposes under the relevant financing documents, e.g., in the case of a syndicated loan, the administrative contact for the agent bank, and otherwise provide for the payment to the Custodian of the payments with respect to the Loan; and

(b) the Custodian will credit to the bank account maintained by the Custodian for the Fund under the Custodian Agreement any payment on or in respect of the Loan actually received by the Custodian and identified as relating to the Loan, but with any amount credited being conditional upon clearance and actual receipt by the Custodian of final payment.

SECTION 2. MONITORING. If the Fund wishes the Custodian to monitor payments on and forward notices relating to a Loan,

(a) the Fund will deliver, or cause to be delivered, to the Custodian a schedule identifying the amount and due dates of the scheduled principal payments, the scheduled interest payment dates and related payment amount information, and such other information with respect to the Loan as the Custodian may reasonably require in order to perform its services hereunder (collectively, “Loan Information”) and in such form and format as the Custodian may reasonably request; and

(b) the Custodian will (i) if the amount of a principal, interest, fee or other payment with respect to the Loan is not received by the Custodian on the date on which the amount is scheduled to be paid as reflected in the Loan Information, provide a report to the Fund that the payment has not been received and (ii) if the Custodian receives any consent solicitation, notice of default or similar notice from any syndication agent, lead or obligor on the Loan, undertake reasonable efforts to forward the notice to the Fund.

SECTION 3. SAFEKEEPING.

(a) Safekeeping Function. If the Fund wishes the Custodian to hold for safekeeping any document, instrument or agreement relating to a Loan, whether in written or electronic form and whether an original or copy (a “Financing Document”),

(i) the Fund will (A) if the Financing Document is in a written or other tangible form, deliver the Financing Document to the Custodian and (B) otherwise transmit the Financing Document to the Custodian as an electronic record, in each case through a method of delivery or transmission approved by the Custodian, and

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Exhibit (g)(17)

(ii) the Custodian will (A) accept the delivery or transmission of the Financing Document, (B) hold or store the Financing Document as bailee for the benefit of the Fund, (C) promptly, upon the Fund’s request, deliver or transmit the Financing Document to the Fund or to any party as the Fund may specify and (D) at the request of the Fund but no more often than once each calendar quarter, provide to the Fund a list of the Financing Documents accepted by the Custodian pursuant to the foregoing clause (A) and of the Financing Documents delivered or transmitted out by the Custodian pursuant to the foregoing clause (C). The Custodian will be entitled to employ a sub-custodian to carry out any of the foregoing safekeeping duties.

(b) Safekeeping Exculpation. The Custodian will have no obligation to (i) determine what Financing Documents may exist for a Loan, (ii) obtain any Financing Document that is not delivered or transmitted by the Fund to the Custodian, or (iii) examine the contents or determine the sufficiency of any Financing Document. The Custodian will be entitled to assume the genuineness, sufficiency and completeness of any Financing Document and the genuineness and due authority of any person whose signature appears on any Financing Document. The Custodian will have no liability for any act or omission of a sub-custodian for a Financing Document.

SECTION 4. EXCULPATION OF THE CUSTODIAN.

(a) Payment Custody and Monitoring. The Custodian will have no liability for any delay or failure by the Fund or any third party in providing Loan Information to the Custodian or for any inaccuracy or incompleteness of any Loan Information. The Custodian will have no obligation to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness any Loan Information or other information or notices received by the Custodian in respect of the Loan. The Custodian will be entitled to (i) rely upon the Loan Information provided to it by or on behalf of the Fund or any other information or notices that the Custodian may receive from time to time from any syndication agent, lead or obligor or any similar party with respect to the Loan and (ii) update its records on the basis of such information or notices as may from time to time be received by the Custodian.

(b) Any Service. The Custodian will have no obligation to (i) determine whether any necessary steps have been taken or requirements have been met for the Fund to have acquired good or record title to a Loan, (ii) ensure that the Fund’s acquisition of the Loan has been authorized by the Fund, (iii) collect past due payments on the Loan, preserve any rights against prior parties, exercise any right or perform any obligation in connection with the Loan (including taking any action in connection with any consent solicitation, notice of default or similar notice received from any syndication agent, lead or obligor on the Loan) or otherwise take any other action to enforce the payment obligations of any obligor on the Loan, (iv) become itself the record title holder of the Loan or (v) make any advance of its own funds with respect to the Loan.

(c) Miscellaneous. The Custodian will not be considered to have been or be charged with knowledge of the sale of a Loan by the Fund, unless and except to the extent that the Custodian shall have received written notice of the sale from the Fund and the proceeds of the sale have been received by the Custodian for credit to the bank account maintained by the Custodian for the Fund under the Custodian Agreement. If any question arises as to the Custodian’s duties under this Addendum, the Custodian may request instructions from the Fund and will be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Fund. The Custodian will in all events have no liability, risk or cost for any action taken or omitted with respect to the Loan pursuant to Proper Instructions. The Custodian will have no responsibilities or duties whatsoever with respect to the Loan or any Financing Document except as are expressly set forth in this Addendum.

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